SETTLEMENT AGREEMENT

THIS SETTLEMENT AGREEMENT ("Agreement") is by and between the Pension Benefit Guaranty Corporation ("PBGC") and Infinite Group, Inc. ("IGI"). Subject to the provisions in Section I of this Settlement Agreement, this agreement is effective as of the date last executed below ("Effective Date").

WITNESSETH:

WHEREAS, PBGC is a wholly-owned United States government corporation established under 29 U.S.C. §1302(a) to administer the pension plan termination insurance program created by Title IV of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), 29 U.S.C. §§ 1301-1461 ("Title IV");

WHEREAS, the O&W Retirement Plan ("Plan") is a pension plan covered by the pension plan termination insurance program under Title IV;

WHEREAS, IGI is a Delaware corporation with its headquarters at 60 Office Park Way, Pittsford, New York;

WHEREAS, on November 30, 2001,Osley & Whitney, Inc. ("O&W"), a wholly-owned subsidiary of IGI, was the Plan's contributing sponsor within the meaning of 29 U.S.C. §1301(a)(13);

WHEREAS, on November 30, 2001, IGI was a member of O&W's controlled group, as defined in 29 U.S.C. § 1301(a)(14);

WHEREAS, on or about November 30, 2001, O&W ceased business operations and terminated the employment of all of its employees;

WHEREAS, the Plan covers former employees of O&W and their beneficiaries;

WHEREAS, IGI asserts that it sold all of the stock of O&W to an unrelated party in an arms length transaction on December 31, 2002 and that from and after that date it ceased to be in a controlled group with the Plan's contributing sponsor;

WHEREAS, PBGC asserts, and IGI denies, that IGI is the Plan's contributing sponsor and has been the Plan's contributing sponsor since December 31, 2002;

WHEREAS, PBGC has perfected statutory liens against IGI's assets under 26 U.S.C. § 430(k) on account of unpaid Plan contributions ("Statutory Liens");

WHEREAS, IGI wishes to purchase 500,000 shares of IGI common stock owned by the Plan as of the Effective Date ("Shares"); and

WHEREAS, in the event that the Plan is terminated under Title IV, the parties wish to resolve IGI's liabilities to PBGC under 29 U.S.C. §§ 1301-1461 in connection with such termination ("Title IV Liabilities") and any other Plan-related liabilities to PBGC or the Plan (collectively with the Title IV Liabilities, the"Pension Liabilities"), excluding any liability for breach of fiduciary duty to the Plan.

NOW THEREFORE, for good and valuable consideration, the sufficiency of which is hereby mutually acknowledged, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

1.1 As used in this Agreement, the following terms shall have the following meanings:

"Compensation" shall mean wages and salaries as reported by IGI on IRS Forms 941.

"Debt Service" shall mean monies taken out of IGI's revenue to repay the Secured Lender.

"EBITDA" shall mean Net Income adjusted for Interest (net), Taxes (net), Depreciation, and Amortization.

"Event of Default" shall have the meaning provided in Section 8.

"Percentage of Expenses to Sales" shall mean the percentage of IGI's expenses relative to its sales.

"Free Cash Flow" shall mean the amount of annual EBITDA remaining after subtracting Debt Service, Capital Expenditures, Debt Interest, and Cash Paid for Corporate Taxes, and adjusting for one-time charges.

"IGI Sale" shall mean (a) a sale or other transfer of shares of outstanding common stock of IGI that increases any person's or entity's ownership of such stock by value or number of shares to 50%, or (b) a sale of assets of IGI that generates over 50% of IGI's revenues for the preceding fiscal year to any person or entity that is not an owner of IGI stock as of the Effective Date.

"IRS" means the Internal Revenue Service.

"Note" shall have the meaning provided in Section 3.2.

"Secured Lender" shall mean Amerisource Funding, Inc. or any successor lender.

"Settlement Documents" means this Agreement, the Note, each security agreement, mortgage and deed of trust related to this Agreement, and one more subordination agreements consistent with Section 5.3.

"Trusteeship Agreement" shall mean an agreement terminating the Plan substantially in the form attached hereto as Exhibit A.

1.2 Capitalized terms used in the definition of Free Cash Flow above or in Article IV below that are not defined elsewhere in this Agreement shall have their customary meanings under generally accepted accounting principles applied on a consistent basis.

ARTICLE II
CONDITIONS PRECEDENT

2.1 It is a condition precedent to IGI's obligations under this Agreement that PBGC issue, on or before the 60th day after the Effective Date, a Notice of Determination which (1) includes a determination under 29 U.S.C. § 1342(a) that the Plan must or should be terminated, and (2) states PBGC's intentions (A) to proceed under 29 U.S.C. § 1342 to have the Plan terminated, (B) to have PBGC appointed as statutory trustee, and (C) to have November 30, 2001 established as the Plan's termination date under 29 U.S.C. § 1348 (a "NOD").

2.2 Nothing in this Agreement obligates PBGC to issue a NOD, seek termination of the Plan, or make any administrative determinations required for such issuance.

2.3 It is a condition precedent to PBGC's obligations under this Agreement that IGI complete the Share Purchase (as defined in Section 3.1) no later than 45 days after issuance of a NOD.

2.4 If (a) PBGC does not issue a NOD on or before the 60th day after the Effective Date or such later date as the Parties may agree to in writing on or before such 60th day, or (b) IGI does not complete the Share Purchase within 45 days after issuance of a NOD, then this Agreement shall automatically become null, void and unenforceable.

2.5 For purposes of this Agreement, the Trusteeship Agreement, and the termination of the Plan, IGI agrees that it is the administrator of the Plan within the meaning of 29 U.S.C. §§ 1301(a)(1), (13), 1306, 1307, 1342, 1362 and 1368 ("Plan Administrator").

ARTICLE III
SETTLEMENT PROCEDURE

3.1 No later than 45 days after issuance of a NOD, IGI will, subject to the Plan Administrator's agreement, purchase the Shares from the Plan for the greater of (a) $130,000, and (b) the Share's market value on the date of redemption (the "Share Purchase").

3.2 Within ten days after IGI has purchased the Shares under Section 3.1, IGI will execute and deliver to PBGC (a) the Trusteeship Agreement and (b) all Settlement Documents other than this Agreement including a promissory note substantially in the form of Exhibit B attached hereto (the "Note"). Within ten days after the later of (y) the Share Purchase, and (z) IGI's execution and delivery of the Trusteeship Agreement and Settlement Documents pursuant

to the preceding sentence, PBGC will execute the Trusteeship Agreement. Upon PBGC's execution of the Trusteeship Agreement, all other obligations of IGI under this Agreement, including without limitation its payment obligations under Article IV, will become effective.

3.3 As promptly as reasonably practicable after the 91st day following the perfection of all security interests granted under Sections 5.1 and 5.2 ("91st Day") provided that no bankruptcy petition has been filed by or against IGI on or before the 91st Day, PBGC will file notices releasing all Statutory Liens.

3.4 If no bankruptcy petition has been filed by or against IGI before the 91st Day and no uncured Event of Default has occurred, PBGC will promptly after the 91st Day notify the IRS that the Plan has been terminated with a termination date of November 30, 2001, that PBGC has become statutory trustee of the Plan, and that IGI's liability for missed minimum funding contributions to the Plan has been settled to PBGC's satisfaction.

ARTICLE IV
ADDITIONAL PAYMENT OBLIGATIONS

4.1 In addition to the payments required under the Note, for each calendar year beginning on or after January 1, 2011 and ending on or before December 31, 2017 (each, a "Computation Year", and collectively, the "Computation Years"), IGI shall pay to PBGC the applicable percentage of IGI's Free Cash Flow generated in such Computation Year which is in excess of the applicable threshold amount of Free Cash Flow for such Computation Year. The applicable percentage and applicable threshold amount for each Computation Year are stated in the table below.

Computation Year	Payment Percentage	Threshold Amount
2011	10%	$100,000
2012	20%	$100,000
2013	25%	$75,000
2014	30%	$75,000
2015	35%	$50,000
2016	40%	$50,000
2017	40%	$50,000

The due date for any Free Cash Flow payment for a Computation Year ("Due Date") will be the 15th day after IGI's issuance of audited financial statements relating to such Computation Year.

4.2 Calculation of Free Cash Flow

(a) The calculation of Free Cash Flow for a Computation Year may only include an increase of up to 10% in average Compensation from the prior Computation Year (the prior fiscal year in the case of the 2011 Computation Year) determined on an average per capita basis. In the event that such Compensation has increased by more than 10%, PBGC will allow the additional increase in the calculation of Free Cash Flow if:

(1) PBGC determines that a commensurate percentage increase in revenue has been achieved; or

(2) IGI's written notice and explanation for the increase is provided to PBGC at least 40 days before the Due Date and is acceptable to PBGC. PBGC's consent to the increase will not be unreasonably withheld and will be deemed to have been granted if PBGC does not object within 30 days after receiving the written notice and explanation from IGI.

(b) Except as provided in the remainder of this Subsection 4.2(b), the calculation of Free Cash Flow for a Computation Year may only include an increase of up to 10% in IGI's Percentage of Expenses to Sales from the prior Computation Year (the prior fiscal year in the case of the 2011 Computation Year). In the event that IGI's Percentage of Expenses to Sales has increased by more than 10%, PBGC will allow the additional increase in the calculation of Free Cash Flow if IGI's written notice and explanation for the increase is provided to PBGC at least 40 days before the Due Date and is acceptable to PBGC. PBGC's consent to the increase will not be unreasonably withheld and will be deemed to have been granted if PBGC does not object within 30 days after receiving the written notice and explanation from IGI.

(c) Capital Expenditures exceeding the lesser of actual cost or $25,000 will not be deducted in any calculation of Free Cash Flow. In the event that IGI's Capital Expenditures exceed $25,000, PBGC will allow the additional increase in the calculation of Free Cash Flow if IGI's written notice and explanation for the expenditure is provided to PBGC at least 40 days before the Due Date and is acceptable to PBGC. PBGC's consent to the deduction will not be unreasonably withheld and will be deemed to have been granted if PBGC does not object within 30 days after receiving the written notice and explanation from IGI.

(d) If IGI pays corporate income taxes for any Computation Year and within 30 days after filing with any state, local, or federal taxing authority provides PBGC with copies of all relevant corporate tax forms for such Computation Year, then the actual cash amount paid for such taxes may be included as a deduction in the calculation of Free Cash Flow.

(e) No prepayment of Debt Service will be deducted in any calculation of Free Cash Flow.

(f) The inclusion of one-time charges in the calculation of Free Cash Flow for a Computation Year shall require PBGC's consent. PBGC will allow one-time charges in the calculation of Free Cash Flow if IGI's written notice and explanation for the charge is provided to PBGC at least 40 days before the Due Date and is acceptable to PBGC. PBGC's consent to the charge will not be unreasonably withheld and will be deemed to have been granted if PBGC does not object within 30 days after receiving the written notice and explanation from IGI.

(g) The non-cash adjustments to the IGI financial statements (balance sheet and income statement) made to reflect this Agreement on the Effective Date as required by generally accepted accounting principles will impact the free cash flow calculation in the 2011 year because there will be non-cash income created by these adjustments. The payment

obligations as stated in this Article IV shall be calculated without using the non-cash adjustments made to the income statement for this purpose in only the 2011 year.

4.3 No payment will be due to PBGC for a Computation Year under this Article IV if IGI has been declared in default of its obligations to the Secured Lender and, as of the close of such Computation Year, such default has not been waived and is not the subject of a forbearance agreement with the Secured Lender.

4.4 In no event will IGI's aggregate payments to PBGC under this Article IV exceed $560,000.

ARTICLE V
SECURITY

5.1 All obligations of IGI under the Note ("Secured Obligations") will be secured by security interests in favor of PBGC, to be provided by the date required under Section 3.2, on (a) all presently-owned and after-acquired personal property of IGI, and (b) all real property owned by IGI (the "Real Estate", and collectively with all other assets, the "Collateral"; the "Security Interests").

5.2 PBGC's security interests in the Collateral shall be subordinate to:

(a) any valid, perfected security interests therein held by the Secured Lender; and

(b) any valid security interests perfected before September 16, 2006, in favor of the Conway Family Trust, the Conway Family Trust and Family Members, or David and Leah Slavny.

5.3 IGI shall, by the date required under Section 3.2, cause any security interests of Northwest Hampton Holdings, LLC, Alan Robbins, James Witzel IRA and Dan Cappa in the Collateral to be subordinated to PBGC's security interests in the Collateral.

5.4 Any payment to PBGC required under Article IV that is not timely paid will automatically be deemed added to the Secured Obligations secured by PBGC's Security Interests and each security agreement, mortgage and deed of trust related to this Agreement will so provide.

ARTICLE VI
TOLLING, WAIVER, FORBEARANCE & MUTUAL RELEASES

6.1 Solely as to PBGC (in any and all capacities, including as statutory trustee of the Plan), IGI waives any and all rights to assert statutes of limitations applicable to (a) the collection of liabilities that arise or may arise in connection with the termination of the Plan, (b) the perfection or enforcement of any liens with respect to any such liabilities, or (c) any claims for fiduciary breach with respect to the Plan. Solely as to PBGC (in any and all capacities, including as statutory trustee of the Plan), each such statute of limitations will be tolled from and

including the Effective Date to the earlier of (y) the date on which IGI has fully performed all of its obligations under the Settlement Documents, and (z) the date on which all Pension Liabilities have been paid.

6.2 So long as no Event of Default (as defined in Article VIII below) has occurred, PBGC will forebear from enforcing the Pension Liabilities against IGI.

6.3 Except for (a) any liability arising as a result of a breach of fiduciary duty under ERISA and (b) IGI's obligations under the Settlement Documents, PBGC will be deemed, in consideration of and upon IGI's full performance of all such obligations, to have unconditionally and forever released and discharged each IGI Releasee (as defined in Section 6.4) from any and all disputes, controversies, suits, actions, causes of action, claims, assessments, demands, debts, sums of money, damages, judgments, liabilities, and obligations of any kind whatsoever, upon any legal or equitable theory (whether contractual, common law, statutory, federal, state, local, or otherwise), whether known or unknown that PBGC ever had, then has, or thereafter can, shall or may have against any IGI Releasee by reason of any matter, cause or thing whatsoever, relating to the Plan or the Title IV Liabilities.

6.4 "IGI Releasee" means IGI and each present and former officer, director, employee, shareholder, agent, executor, administrator, attorney, predecessor, successor and assign of IGI.

6.5 Except for PBGC's obligations under this Agreement, IGI will be deemed, in consideration of and upon PBGC's performance of all of such obligations, to have unconditionally and forever released and discharged each PBGC Releasee (as defined in Section 6.6) from any and all disputes, controversies, suits, actions, causes of action, claims, assessments, demands, debts, sums of money, damages, judgments, liabilities, and obligations of any kind whatsoever, upon any legal or equitable theory (whether contractual, common law, statutory, federal, state, local, or otherwise), whether known or unknown that IGI ever had, then has, or thereafter can, shall or may have against any PBGC Releasee by reason of any matter, cause or thing whatsoever, relating to the Plan, the Title IV Liabilities, or the Statutory Liens.

6.6 "PBGC Releasee" means PBGC, each present or former official of PBGC, and each officer, director, employee, agent, executor, administrator, attorney, successor and assign of PBGC.

ARTICLE VII
REPRESENTATIONS AND WARRANTIES

7.1 IGI represents and warrants to PBGC as follows:

(a) IGI is a Delaware corporation and is in good standing under the laws of the State of Delaware. IGI has full power and authority to enter into this Agreement, the Note, and each other Settlement Document and to incur the indebtedness and other obligations provided for in the Settlement Documents. IGI acknowledges that the Settlement Documents constitute legal, valid, and binding obligations of IGI, enforceable in accordance with the terms of those

documents except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles relating to or affecting creditor's rights generally. The person executing each Settlement Document on behalf of IGI has authority to bind IGI with respect to such Settlement Document.

(b) Attached to this Agreement, as Schedule 7.1(b), is a complete and accurate description of all assets and all real estate presently owned by IGI.

(c) IGI (i) has no plans, intentions, or expectation of commencing or having commenced against it any case under Title 11 of the United States Code or any other insolvency proceeding within the next six months (any such case or other insolvency proceeding, an "Insolvency Proceeding"), and (ii) has not consulted with any attorneys or other professionals for advice regarding the commencement of an Insolvency Proceeding by or against it.

7.2 PBGC represents and warrants to IGI that the making and performance by PBGC of this Agreement is duly authorized, that this Agreement is a valid and binding obligation of the PBGC, enforceable in accordance with its terms, and that the person executing this Agreement on PBGC's behalf has been duly authorized and empowered to execute and deliver this Agreement on PBGC's behalf.

ARTICLE VIII
EVENTS OF DEFAULT

Each of the following shall constitute a default ("Event of Default") under this Agreement:

8.1 IGI fails to timely execute and deliver to PBGC any Settlement Document other than this Agreement.

8.2 IGI fails to timely execute and deliver the Trusteeship Agreement to PBGC.

8.3 IGI fails to make any payment required under the terms of the Note or Article 4 of this Agreement within five days after the date on which such payment is due.

8.4 Except for any failure described above in this Article VIII, IGI fails to perform or observe any term, covenant, condition, undertaking or provision contained in this Agreement and such failure, if capable of being cured, is not cured within ten days after PBGC's provision of written notice thereof to IGI.

8.5 Except for any failure under Section 8.3 above, IGI fails to perform or observe any term, covenant, condition, undertaking or provision contained in any Settlement Document other than this Agreement and such failure, if capable of being cured and a right of cure is provided for such failure in such Settlement Document, is not cured before such right has expired.

8.6 Any representation or warranty made by IGI in any Settlement Document shall prove to be materially incorrect when made.

8.7 Application by IGI for, or its consent to, the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator for all or substantially all of the Collateral; making a general assignment for the benefit of creditors; commencing a voluntary proceeding under Title 11 of the United States Code (as now or hereafter in effect) (the "Bankruptcy Code"); filing a petition seeking to take advantage of any other law relating to insolvency, reorganization, winding-up or composition or adjustment of debts, or taking any other action for the purpose of effecting any of the foregoing.

8.8 Commencement of a suit, involuntary proceeding, or case seeking the liquidation, reorganization, dissolution, winding-up or composition or adjustment of IGI's debts under any law relating to insolvency, reorganization, winding-up or composition or adjustment of debts, and any such suit, proceeding, or case shall not be dismissed or stayed for a period of 30 days; failing to controvert in a timely or appropriate manner, or acquiescence in writing to, any involuntary petition filed against IGI under the Bankruptcy Code; the entry of an order for relief under the Bankruptcy Code; or the appointment of an interim trustee under the Bankruptcy Code.

8.9 Any default by IGI under any agreement, document or instrument relating to any indebtedness owing to Secured Lender, or any capitalized lease obligations, contingent indebtedness in connection with any guaranty, letter of credit, indemnity or similar type of instrument in favor of Secured Lender, which default continues for more than the applicable cure period, if any, with respect thereto and is not waived by the Secured Lender.

8.10 Any default by IGI under any agreement, document or instrument relating to any indebtedness for money borrowed owing to any person or entity other than PBGC or Secured Lender, or any capitalized lease obligations, contingent indebtedness in connection with any guarantee, letter of credit, indemnity or similar type of instrument in favor of any person or entity other than PBGC or Secured Lender, in any case in an amount in excess of $15,000, which default continues for more than the applicable cure period, if any, with respect thereto, or any default by IGI under any material contract, lease, license or other obligation to any person or entity other than PBGC or Secured Lender, which default continues for more than the applicable cure period, if any, with respect thereto, unless, in either case, such default is waived by such person or entity.

8.11 An IGI Sale occurs (an "IGI Sale Default").

ARTICLE IX
REMEDIES UPON DEFAULT

9.1 Upon the occurrence of any Event of Default, the PBGC may, in its sole discretion (a) declare immediately due and payable all unpaid amounts under the Note, (b) proceed to enforce its Security Interests in any or all of the Collateral, (c) exercise its rights to enforce and collect the Pension Liabilities (less any payments made under the Note and this

Agreement), and/or (d) exercise any and all other remedies available under the Settlement Documents, at law, or in equity.

9.2 No remedy described herein is intended to be exclusive of any other right, power or remedy, and any such remedy shall, to the extent permitted by law, be cumulative and in addition to every other right, power and remedy given hereunder, now or hereafter existing at law or in equity or otherwise. The assertion or exercise of any right, power or remedy hereunder, or otherwise, shall not prevent the concurrent or subsequent assertion or exercise of any other appropriate right, power or remedy.

9.3 No delay or omission of the PBGC to exercise any right, power or remedy shall impair any such right, power or remedy or constitute a waiver of any such right, power or remedy or an acquiescence in or waiver of any Event of Default. Every right, power and remedy given by any Settlement Document or by law or equity to the PBGC may be exercised from time to time, and as often as may be deemed expedient, by the PBGC.

9.4 Within 10 days after an IGI Sale Default occurs, IGI shall provide PBGC with written notice thereof (the "Notice"). In the Notice, IGI may request that the PBGC waive the IGI Sale Default. PBGC will endeavor to respond to any such waiver request within 30 days after receipt of the Notice, but no failure by PBGC to respond within that time period will effect such a waiver.

9.5 In no event will PBGC be entitled to recover more than $999,999 on account of the Pension Liabilities.

ARTICLE X
GENERAL PROVISIONS

10.1 IGI agrees to notify PBGC in writing within ten days after the date it changes its mailing address.

10.2 Any notices, requests, or other communications hereunder shall be in writing, and shall be deemed to have been duly given when received if mailed by United States registered or certified mail postage prepaid, or provided by overnight delivery service or facsimile to:

PBGC:

Deputy Director
Department of Insurance Supervision and Compliance
Pension Benefit Guaranty Corporation
1200 K Street, N.W.
Washington, D.C. 20005-4026
FAX: (202) 842-2643

With a copy to:

Office of Chief Counsel
Pension Benefit Guaranty Corporation
1200 K Street, N.W.
Washington, D.C. 20005-4026
FAX: (202) 326-4112

IGI James Witzel, Chief Financial Officer
Infinite Group, Inc.
60 Office Park Way
Pittsford, NY 14534
FAX: (585) 385-0614

With a copy to: Harold Ashner
William G. Beyer, Esq.
Keightley & Ashner
700 12th Street, N.W., Suite 700
Washington, D.C. 20005
FAX: (202) 330-5490

10.3 Except for any action or proceeding by PBGC to enforce its rights under any mortgage or deed of trust, the parties consent to the jurisdiction of the United States District Court for the District of the District of Columbia for the resolution of any dispute arising under this Agreement and waive any objection based on venue or *forum non conveniens* with respect to any such action instituted therein. Except to any extent preempted by federal law, the laws of the State of New York (excluding its principles of conflicts of law) will govern any dispute arising under this Agreement.

10.4 This Agreement may not be amended except by a written document signed by both Parties.

10.5 Except to the extent of any references herein to any other Settlement Document, this Agreement (including the exhibits and schedules hereto) constitutes the entire and final agreement between the Parties with respect to the matters provided for herein and supersedes all prior agreements, term sheets, understandings, commitments, representations, communications, and proposals, oral or written, among the Parties or any of them relating to the subject matter of this Agreement. No other agreement or understanding exists between the Parties.

10.6 This Agreement may be executed in identical counterparts, each of which when taken together shall constitute one and the same instrument. A facsimile transmission of signature pages will suffice for the purposes of this Agreement.

10.7 If any provision of this Agreement is found to be invalid, null, void, or illegal, all other provisions will remain in full force and effect.

10.8. This Agreement is intended to be and is for the sole and exclusive benefit of PBGC and IGI, except that the contemplated releases under Section 6.3 of this Agreement are also intended for the benefit of the other IGI Releasees. Except to any extent that the contemplated releases may do so, no provision of this Agreement will give any legal or equitable right, remedy or claim to any participant or beneficiary in the Plan.

IN WITNESS WHEREOF, PBGC and IGI have executed this Agreement through their duly authorized officers or agents, whose signatures appear below.

INFINITE GROUP, INC.

Dated: May 31 2011

By: [signature]
James Villa, President

PENSION BENEFIT GUARANTY CORPORATION

Dated: 9/1/11

By: [signature] for RDB
[Acting Director, DISC]